EXHIBIT 99.2
For Immediate Release

American Axle & Manufacturing Amends
Stockholder Rights Plan

Detroit, Michigan, February 8, 2011 -- American Axle & Manufacturing Holdings, Inc. (AAM), which is traded as AXL on the NYSE, announced today that AAM's Board of Directors has approved an amended and restated rights plan (the “Amended Rights Plan”) to remove provisions designed to protect the Company's net operating loss carryforwards and related tax benefits (the “Tax Items”).

Among other things, the Amended Rights Plan increases the beneficial ownership threshold at which a person or group becomes an “Acquiring Person” under the Amended Rights Plan from 4.99% of the Company's then-outstanding shares of common stock, par value $0.01 per share (“Common Stock”), to 15% of the Company's then-outstanding shares of Common Stock. The Amended Rights Plan also narrows the scope of the definition of “Acquiring Person” to exclude the reference to persons or groups that would be considered “5-percent shareholders” under Section 382 of the Internal Revenue Code of 1986, as amended, and the related treasury regulations promulgated thereunder.

In addition, the Amended Rights Plan no longer includes a requirement that the Company's Board of Directors review the Tax Items and the Amended Rights Plan annually in the first fiscal quarter to determine whether the Amended Rights Plan (or any provisions thereof) is no longer in the best interests of the Company, its stockholders and any other relevant constituencies. The Amended Rights Plan will automatically expire by its terms on September 15, 2013.

Additional information regarding the Amended Rights Plan is contained in a Current Report on Form 8-K that AAM has filed with the Securities and Exchange Commission (the “SEC”). This filing is available on the SEC's Web site at www.sec.gov.

AAM is a world leader in the manufacture, engineering, design and validation of driveline and drivetrain systems and related components and modules, chassis systems and metal-formed products for trucks, sport utility vehicles, passenger cars and crossover utility vehicles.  In addition to locations in the United States (Indiana, Michigan, New York, Ohio, and Pennsylvania), AAM also has offices or facilities in Brazil, China, Germany, India, Japan, Luxembourg, Mexico, Poland, South Korea, Sweden, Thailand and the United Kingdom.

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For more information...

Christopher M. Son                        David Tworek
Director, Investor Relations,                    Manager, Communications
Corporate Communications and Marketing                (313) 758-4883
(313) 758-4814                            david.tworek@aam.com
chris.son@aam.com

Or visit the AAM website at www.aam.com.